Exhibit (g) 1.24

LETTER AGREEMENT

State Street Bank and Trust Company

P.O. Box 1713

Boston, MA 02105

Re:	Custodian Agreement

Pursuant to Section 14 of the Custodian Agreement between Russell Investment Company (“RIC”) and State Street Bank and Trust Company, dated October 31, 1988, RIC advises you that it is creating six new funds to be named the 2015 Strategy Fund, 2025 Strategy Fund, 2035 Strategy Fund, 2045 Strategy Fun, 2050 Strategy Fund and In Retirement Fund (the “New Funds”). RIC desires for State Street Bank and Trust Company to serve as Custodian with respect to each New Fund pursuant to the terms and conditions of the Custodian Agreement. The fees to be charged by the Custodian to each New Fund in return for its services are set forth in the current fee schedule to the Custodian Agreement.

Please indicate your acceptance to act as Custodian to each Fund by executing this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this          day of                     , 2008

STATE STREET BANK AND TRUST COMPANY

By:
Its: